EXHIBIT 3.6

FORM OF CERTIFICATE OF DESIGNATIONS

OF

SERIES F REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

MEDIQUIP HOLDINGS, INC.

I. DESIGNATION AND AMOUNT

The designation (this “Certificate of Designation”) of this series, which consists of Three Thousand (3,000) shares of Convertible Preferred Stock of MediQuip Holdings, Inc., a Nevada corporation (the “Company”), is the Series F Redeemable Convertible Preferred Stock (the “Convertible Preferred Stock” or “Convertible Preferred Shares”), and the face amount per share shall be equal to One Thousand Dollars ($1,000), (the “Face Amount”).

II. DIVIDENDS

General. The holders of the Convertible Preferred Stock shall not be entitled to receive any dividends.

III.CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are permitted or required by law to be closed.

B. “Closing Date” means the closing date as defined in the Agreement and Plan of Reorganization, dated as of November 22, 2006, by and among the MediQuip Holdings, Inc., Deep Down, Inc. and the majority shareholders of Deep Down, Inc.

C. “Common Stock” means the common stock, $0.0001 par value, of the Company.

D. “Conversion Price” means $0.1933 per share.

E. “Effective Date” means the date the registration statement registering the resale of the shares of Common Stock into which the Convertible Preferred Shares are convertible is declared effective by the Securities and Exchange Commission.

F. “Holders” mean the initial Holders of the Convertible Preferred Stock and their transferees.

G. “Material Adverse Change” means the occurrence of a material adverse change or development in the business, properties, operations, financial condition, results of operation or prospects of the Company.

IV. CONVERSION

A.           A. Conversion at the Option of Holder. Beginning on the first Redemption Date (as defined in Section VII D) after the Closing Date and continuing on each anniversary date thereafter, a Holder may convert any or all of the shares of Convertible Preferred Stock of the Holder into a number of fully paid and nonassessable shares of Common Stock determined by dividing the aggregate Face Amount of those shares of Convertible Preferred Shares being converted by the Conversion Price. The Conversion Price is subject to adjustment as provided in Article X.

B. Mechanics of Conversion. To convert the Convertible Preferred Shares, a Holder shall: (i) fax (or otherwise deliver by other means resulting in notice) a copy of the fully executed Notice of Conversion in the form of Exhibit A hereto to the Company and (ii) within three (3) Business Days surrender or cause to be surrendered to the Company (or satisfy the provisions of Section XIII(A), if applicable) the certificates representing the Convertible Preferred Stock being converted (the “Convertible Preferred Stock Certificates”) accompanied by duly executed stock powers and the original executed version of the Notice of Conversion. The date of the Company’s receipt of the Notice of Conversion described in clause (i) shall be the “Conversion Date.”

C. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with the other provisions of this Article IV. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing, acceptable to Holder, via facsimile within two (2) Business Days of receipt of the Notice of Conversion. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the date it receives the disputed calculations. The accounting firm’s calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with this Article IV.

D.  Timing of Conversion. No later than the third Business Day following the Conversion Date (the “Delivery Period”), provided that the Company has received prior to such date the Convertible Preferred Stock Certificates (or the Holder has satisfied the provisions of Section XIII(A), if applicable), the Company shall deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of the number of Convertible Preferred Shares being converted and (y) a certificate representing the number of Convertible Preferred Shares not being converted, if any. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the Notice of Conversion is revoked as provided in Section IV(E). The Delivery Period shall be extended until the Business Day following the date of delivery to the
Company of the Convertible Preferred Stock Certificates to be converted or satisfaction of the provisions of Section XIII(A), if applicable.

E.  Revocation of Notice of Conversion. In addition to any other remedies which may be available to the Holder, in the event the Company fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the Convertible Preferred Shares by the Business Day following the expiration of the Delivery Period, the Holder may revoke the Notice of Conversion by delivering a notice to such effect to the Company. Upon receipt by the Company of such a revocation of notice, the Company shall immediately return the subject Convertible Preferred Stock certificates and other conversion documents, if any, delivered by Holder, to the Holder, and the Company and the Holder shall each be restored to their respective positions held immediately prior to delivery of the Notice of Conversion; provided however, that the Company shall remain liable for payment of the amounts determined pursuant to Section VI hereof for each day falling between the trading day following the Delivery Period and the date of the revocation notice is received by the Company, and shall also remain liable for any damages suffered by Holder.

F. Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Convertible Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered Holder of the Convertible Preferred Stock.

G.  No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of Convertible Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of Common Stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

H.  Concerning the Shares. The shares of Common Stock issuable upon conversion of the Convertible Preferred Stock may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an Affiliate of the Company who agrees to sell or otherwise transfer the shares only in accordance with this Section IV(H) and who is an Accredited Investor (as defined in Section 5.01 of Regulation D under the Act). Subject to the removal provisions set forth below, until such time as the shares of Common Stock issuable upon conversion of the Preferred Stock have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of the Convertible Preferred Stock that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT UNLESS SOLD PURSUANT TO RULE 144 OR REGULATION S UNDER SAID ACT.”

The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefor free of any transfer legend if (i) the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred, (ii) such Holder provides the Company or its transfer agent with reasonable assurances that the Common Stock issuable upon conversion of the Convertible Preferred Stock (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (iii) the Common Stock issuable upon conversion of the Convertible Preferred Stock is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. Nothing in this Certificate of Designation shall affect in any way the Holder’s obligations to comply with applicable prospectus delivery requirements upon the resale of the securities referred to herein.

V.   RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

Reservation of Common Stock. Subject to the provisions of this Article V, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock a sufficient number of shares of Common Stock to provide for the conversion of all outstanding Convertible Preferred Shares upon issuance of shares of Common Stock (the “Reserved Amount”). If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the “Authorization Trigger Date”) is less than one hundred percent (100%) of the number of shares of Common Stock issuable on such trading days upon conversion of the outstanding Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall immediately notify the Holders of such occurrence and shall immediately take all necessary action (including stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the outstanding Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof).

VI.   FAILURE TO CONVERT

Conversion Defaults. If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the fifth Business Day following the expiration of the Delivery Period for such conversion (said period of time being the “Extended Delivery Period”), such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (x) and (y) being a “Conversion Default”), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Convertible Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Convertible Preferred Stock in the case of a Conversion Default described in clause (y) above) for each five days thereafter until the Cure Date. “Cure Date” means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Convertible Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Convertible Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations). The Company shall promptly provide each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders.

VII.    REDEMPTION

A.  Redemption Fund. So long as any shares of Convertible Preferred Stock are outstanding, within sixty (60) calendar days following the end of each fiscal year, commencing with the fiscal year ended December 31, 2007, the Company shall deliver to each Holder an unaudited summary of its earnings and an unaudited balance sheet for the year then ended, the related statements of income and retained earnings, and the related statements of changes of financial position or cash flows, as the case may be, for the fiscal years then ended (“the Financial Statements”). In each case the Financial Statements will be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such Financial Statements: (i) were prepared in accordance with the books and records of the Company; (ii) fairly present the Company's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby except as otherwise indicated in such statements and subject to year end audit adjustments; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company's financial condition and the results of its operations for the periods covered by said Financial Statements; and(iv) with respect to contracts and commitments for the sale of goods or the provision of services by the Company, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.. Such certificate shall also include a reserve equal to nine and three hundred seventy-five one thousands per cent (9.375%) of net income for redemption of the Convertible Preferred Stock (the “Redemption Fund”) and state that, except as noted, from the end of the last fiscal year through the end of the most recent fiscal year there has been no

Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Company.

B. Application of Redemption Fund. The Redemption Fund shall be applied no later than 120 days from the end of each fiscal year commencing with the fiscal year ending December 31, 2007 ratably to the redemption of as many outstanding shares of Convertible Preferred Stock designated to this series as can be redeemed through the application of funds therefrom without preference or priority as to any shares of Convertible Preferred Stock of any Holders thereof. In the event any such Holder declines redemption or fails to submit shares of Convertible Preferred Stock for redemption on or before the Redemption Date, the amount of the Redemption Fund allocated to the Declining Holder or Holders shall be reallocated ratably to the remaining Holders who have elected to redeem.

C.  Audited Financial Statements. As soon as reasonably possible after the end of each fiscal year, commencing with the fiscal year ended December 31, 2006, but no later than 120 days after the fiscal year end, the Company shall deliver to each Holder copies of the Financial Statements that include an audit report of the Company's independent certified public accountants to the effect that: such Financial Statements (i) present fairly, in accordance with generally accepted accounting principles consistently applied, the financial position of the Company as of the fiscal year end, (ii) make full and adequate provision for all reserves, liabilities and obligations (fixed or contingent) of the Company as of such time, to the extent such liabilities, alone or in the aggregate, are required to be reflected or reserved against in accordance with generally accepted accounting principles, consistently applied; and (iii) establish the definitive amount of the Redemption Fund as of such time.

D.  Demand for Redemption. The Financial Statements and audit report shall be accompanied by a form of written demand to be used by such Holder to exercise his right of redemption (a “Demand Form”) and a notice which shall disclose the right of such Holder to require the Company to redeem such Convertible Preferred Stock pursuant to this Section VII, and shall state the redemption date, the redemption price, the place or places of payment, that payment will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock, the date of which such Holder must notify the Company if it elects to require the Company to make such redemption, the then-effective conversion rate pursuant to Section IV, and that the right of Holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date. Each record Holder of Convertible Preferred Stock that elects to require the Company to redeem on the redemption date all of the shares of Convertible Preferred Stock that such Holder owns shall deliver to the Company not later than the redemption date a completed Demand Form relating to the Convertible Preferred Stack to be redeemed. The term “Redemption Date,” shall mean the close of business on the 120th day after the Company’s fiscal year end.

E.  Notices. Any notice by the Company which is mailed as herein provided shall be conclusively presumed to have been duly given whether or not the Holder of Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the Holders of any shares shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. An election by a Holder of Convertible Preferred Stock to have the Company redeem such stock pursuant to this Section VII shall become irrevocable on the relevant Redemption Date as stated in any notice delivered by the Company, each Holder of the shares called for redemption shall surrender the certificates evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the relevant redemption price in accordance with the terms of this Section VII. If less than all the shares represented by any such surrendered certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption under any provision of this Section VII, funds necessary for the redemption shall be available therefor and shall have been reserved on the Financial Statement as required by this Section VII, then in the case of any shares of Convertible Preferred Stock covered by a Demand Form, after the close of business on the Redemption Date, notwithstanding that the certificates evidencing any shares which the Holders thereof had elected to have redeemed shall not have been surrendered, the Holders thereof shall cease to be stockholders, and all rights whatsoever with respect to such shares (except the right of the Holders to receive the relevant Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

VIII.   RANK; PARTICIPATION

A. Rank. All shares of the Convertible Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of a majority of the Holders obtained in accordance with Article XII hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Convertible Preferred Stock) (collectively, with the Common Stock, “Junior Securities”); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Convertible Preferred Stock (the “Pari Passu Securities”); (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of a majority of the Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Convertible Preferred Stock (the “Senior Securities”), (v) pari passu with the Series D Redeemable Convertible Preferred Stock of the Company, and (vi) junior to the Series E Exchangeable Preferred Stock and the Series G Exchangeable Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

B.  Participation. Subject to the rights of the holders (if any) of pari passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted their shares of Convertible Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

IX.   LIQUIDATION PREFERENCE

A. Liquidation of the Company. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities and, together with the Holders of Convertible Preferred Stock the Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Convertible Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B.  Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation,

dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

C. Definition of Liquidation Preference. The “Liquidation Preference” with respect to a share of Convertible Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts that may be due from the Company with respect thereto pursuant to this Certificate of Designation through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

X.    ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS

The Conversion Price shall, in order to accomplish the results contemplated in this Certificate of Designation, be subject to adjustment from time to time as follows:

A.  Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately reduced. In such event, the Company shall notify the Company’s transfer agent of such change on or before the effective date thereof.

B.  Certain Public Announcements. In the event that (i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Company or (ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the “Announcement Date”), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in Article IV and the (y) the Conversion Price which would have been applicable for Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in Article IV. The “Abandonment Date” means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven (7) trading days after the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which causes this paragraph to become operative.

C. Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a “Major Transaction”), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Convertible Preferred Stock held by it, equal to the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the “Major Transaction Consideration”), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Convertible Preferred Stock would have been entitled upon such Major Transaction had the Holder’s Convertible Preferred Shares been converted (without regard to any limitations on conversion herein contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefore as a part of such consolidation, merger or reclassification. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice (“Notice of Major Transaction”) to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) Business Day after the Company’s sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier). Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Section X(C). If the Major Transaction Consideration does not consist entirely of United States dollars, such Holder may elect to receive United States dollars in an amount equal to the value, determined by a reputable accounting firm selected by the Company that is reasonably acceptable to a majority of the Holders of the Major Transaction Consideration in lieu of the Major Transaction Consideration which does not consist entirely of United States Dollars, by delivering notice of such election to the Company within five (5) days of the Holder’s receipt of the Notice of Major Transaction.

D. Issuance of Other Convertible Securities. If, at any time after the First Closing the Company shall issue any securities which are convertible into or exchangeable for Common Stock (“Convertible Securities”) either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise or (ii) with a fixed conversion or exercise price less than the Conversion Price, then, at the Holder’s option: (x) in the case of clause (i), the Conversion Price in respect of any conversion of Convertible Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities, to the extent such calculation would result in a lower Conversion Price; and (y) in the case of clause (ii), the Conversion Price will be reduced to such lesser conversion or exercise price, to the extent that this would result in a lower Conversion Price.

E.  Adjustment Due to Distribution. If at any time after the Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off) (a “Distribution”), then the Conversion Price shall be equitably adjusted to take account of such distribution.

F. Purchase Rights. If at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Convertible Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

G.  Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Convertible Preferred Stock.

XI.   VOTING RIGHTS

Each Holder of the Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action, except as may be otherwise expressly prohibited by law, as if such Holder had converted all shares of Convertible Preferred Stock held by such Holder into shares of Common Stock.

XII.    PROTECTION PROVISIONS

So long as any Convertible Preferred Shares are outstanding, the Company shall not, without first obtaining the approval of a majority of the Holders: (a) alter or change the rights, preferences or privileges of the Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Convertible Preferred Stock; (c) create any Senior Securities; (d) create any Pari Passu Securities; (e) increase the authorized number of shares of Convertible Preferred Stock; (f) redeem or declare or pay any cash dividend or distribution on any Junior Securities, or (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

XIII.    MISCELLANEOUS

A.  Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Convertible Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new Convertible Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Convertible Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Convertible Preferred Stock.

B.  Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier’s check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount until such amount is paid in full to the Holder at a per annum rate equal to the lower of (x) twelve percent (12%) and (y) the highest interest rate permitted by applicable law.

C.  Conversion of Default Amounts. In addition, and notwithstanding anything to the contrary contained in this Certificate, a Holder may elect in writing to convert all or any portion of accrued Default Amounts, at any time and from time to time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the default with respect thereto through the cure date for such default. In the event that a Holder elects to convert all or any portion of the Default Amounts into Common Stock, the Holder shall so notify the Company on a Notice of Conversion of such portion of the Default Amounts which such holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of, and subject to limitations contained in, Article IV.

D.  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation (including, without limitation, damages incurred to effect “cover” purchase of shares of Common Stock anticipated to be received upon a conversion hereunder and not received in accordance with the terms hereof). Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein; provided, however, that the Company shall be entitled to prepare summaries of this Certificate of Designation for purposes of complying with its disclosure obligations and in connection with bona fide disputes as to the operations of the provisions of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the

Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Convertible Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

E.  Specific Shall Not Limit General; References to “Convertible Preferred Stock.” No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any person as the drafter. Any reference herein to Convertible Preferred Shares, Convertible Preferred Stock or an unspecified amount of Convertible Preferred Shares or Convertible Preferred Stock shall be deemed to include, without limitation, all shares of Convertible Preferred Stock issued or then issuable as a dividend or otherwise in satisfaction of any obligation of the Company with respect to any Convertible Preferred Stock issued on the date hereof.

F.  Failure or Indulgency Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

EXHIBIT A
NOTICE OF CONVERSION
(to be signed only on conversion of Preferred Stock)

TO: MEDIQUIP HOLDINGS, INC.

The undersigned, the holder of the within shares of Convertible Preferred Stock, hereby irrevocably elects to convert the shares of Convertible Preferred Stock, and to purchase thereunder, __________ shares of Common Stock of MediQuip Holdings, Inc. and herewith requests that the certificates for such shares be issued in the name of, and delivered to __________________________________ whose address is ________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon conversion of the within shares of Convertible Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated: __________________________________________

(Signature must conform to name of holder as specified on the face of the Convertible Preferred Stock)

(Address)